Exhibit 99.1

Contact:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

PHARMERICA NAMES ROBERT A. OAKLEY, PH.D. TO BOARD

LOUISVILLE, Kentucky (March 24, 2008) – PharMerica Corporation (NYSE: PMC), the second largest institutional pharmacy services company in the United States, today announced the addition of Robert A. Oakley, Ph.D. to the Company’s Board of Directors. Dr. Oakley will also serve as Chairman of the Company’s Audit Committee.

Since 2003, Dr. Oakley has served as the Shepard Executive-in-Residence in the Fisher College of Business at The Ohio State University. In 2003, Dr. Oakley retired after more than 25 years service with the Columbus Ohio-based Nationwide companies, one of the largest diversified insurance and financial services organizations in the world. During his tenure as Chief Financial Officer and Executive Vice President of Nationwide, he oversaw all controllership, treasury, tax reporting and merger and acquisition activities for the Fortune 100 company. Dr. Oakley currently serves on the Board of First Mercury Financial Corporation (NYSE: FMR) and the Physicians Assurance Corporation. In addition, he has previously served on the Board of Directors and was chair of the Audit and Finance Committee of Ohio Casualty Corporation as well as on the Board of Directors and the Audit Committee for OHIC Insurance Company. He received his BS from Purdue University and both an MBA and PhD in Finance from The Ohio State University.

In commenting on the addition of Dr. Oakley to the Board, Thomas P. Mac Mahon, PharMerica’s Chairman of the Board, said, “We are indeed fortunate to have someone with Dr. Oakley’s experience join our Board. Because of his strong financial background and expertise in a wide range of areas, including insurance, risk management, corporate governance, corporate finance and mergers and acquisitions, he will be an excellent addition to our Board and Chairperson of our Audit Committee. We look forward to his participation on our Board.”

About PharMerica

PharMerica Corporation is an institutional pharmacy services company servicing healthcare facilities. PharMerica is the second largest institutional pharmacy services company in the United States based upon pro forma revenues for PharMerica’s combined businesses for the year ended December 31, 2006. As of December 31, 2007, PharMerica operated 115 institutional pharmacies in 40 states. PharMerica’s customers are typically institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term alternative care settings. PharMerica Corporation generally is the primary source of supply of pharmaceuticals for its customers.

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